For more information:
John Casey
Intersections Inc.
703.488.6100
intxinvestorrelations@intersections.com

Intersections Inc. Reports Record Fourth Quarter 2005 and Full Year Earnings

CHANTILLY, Va. – February 21, 2006 – Intersections Inc. (Nasdaq: INTX) today announced financial results for the quarter and year ended December 31, 2005. Net income for the quarter ended December 31, 2005 was $4.0 million, compared to $2.4 million for the quarter ended December 31, 2004, an increase of 67.6 percent. The fourth quarter of 2004 included an increase in tax expense of $0.9 million related to a write off of deferred tax. Diluted earnings per share (“EPS”) were $0.23 for the fourth quarter of 2005 and $0.70 for the year ended December 31, 2005, compared to $0.13 for the fourth quarter of 2004 and $0.64 for the year ending December 31, 2004.

“We are very pleased with our financial results in the fourth quarter and full year of 2005. Strong subscriber growth continued into the fourth quarter with a 27 percent increase in subscribers from the end of 2004, exceeding our expectations. We look forward to the successful implementation of our strategic initiatives in 2006,” said Chairman and Chief Executive Officer, Michael Stanfield.

Fourth Quarter 2005 Financial Highlights:

•	Total subscribers increased to approximately 3.7 million as of December 31, 2005, compared to approximately 3.4 million as of September 30, 2005, an increase of 7.2 percent. Subscriber additions in the fourth quarter of 2005 were approximately 770,000.

•	Total revenue for the fourth quarter of 2005 was $43.2 million, including $3.4 million from American Background Information Services, Inc. (“ABI”) compared to $42.6 million, including $3.8 million from ABI, for the third quarter of 2005 and $35.9 million for the fourth quarter of 2004, including $1.3 million from ABI, which was acquired in November 2004.

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4Q05 Earnings/Page 2

•	Subscription revenue, net of marketing and commissions associated with subscription revenue, increased to $27.7 million for the fourth quarter of 2005 from $26.3 million for the third quarter of 2005, and from $22.9 million for the fourth quarter of 2004, an increase of 5.5 percent and 20.9 percent, respectively. Subscription revenue, net of marketing and commissions associated with subscription revenue, is a non-GAAP financial measure that we believe is important to investors and one that we utilize in managing our business as it normalizes the effect of changes in the mix of indirect and direct marketing arrangements.

•	Pre-tax income was $6.3 million or 14.5 percent of revenue, for the fourth quarter of 2005, compared to $5.8 million, or 13.6 percent of revenue, for the third quarter of 2005 and $5.6 million, or 15.7 percent of revenue, for the fourth quarter of 2004.

•	Cash flow provided by operations for the quarter ended December 31, 2005, was approximately $8.9 million.

Twelve Month Results:

•	Total revenue for the year ended December 31, 2005, was $165.2 million, including $13.8 million from ABI, compared to $152.9 million for the same period in 2004, including $1.3 million from ABI, which was acquired in November 2004.

•	Subscription revenue, net of marketing and commissions associated with subscription revenue, increased 21.5 percent to $102.6 million for the year ended December 31, 2005, from $84.5 million for the same period in 2004.

•	Pre-tax income increased 3.5 percent to $20.2 million for the year ended December 31, 2005, from $19.5 million for the year ended December 31, 2004. Pre-tax income for the year ended December 31, 2005 included a software impairment charge recognized during the first quarter of 2005 of approximately $1.5 million that was due primarily to the decision to revise our development approach for our small business product in an effort to accelerate its launch while reducing our overall investment in the project.

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4Q05 Earnings/Page 3

•	Net income was $12.5 million, or $0.70 per diluted share, for the year ended December 31, 2005, compared to $10.9 million, or $0.64 per diluted share, for the year ended December 31, 2004

•	Cash flow provided by operations for the year ended December 31, 2005 was approximately $17.6 million, including a $5.5 million cash outflow in the first quarter for prepaid royalty payments incurred in connection with certain exclusive rights under two agreements that provide for the receipt of data and other information to be used primarily in our identity theft prevention product.

Stock Repurchase Program:

Under the stock repurchase program, Intersections is authorized to repurchase up to $20 million of its outstanding shares of common stock from time to time, depending on market conditions, share price and other factors.  The repurchases may be made on the open market, in block trades, through privately negotiated transactions or otherwise, and the program may be suspended or discontinued at any time.  During the fourth quarter of 2005 Intersections repurchased 225,000 shares, for approximately $2.0 million, under this program. Total repurchases for the year ended December 31, 2005, were approximately 965,000 shares, for approximately $8.6 million.

Intersections’ year end 2005 results will be discussed in more detail on February 21, 2006 at 5:00 pm EST via teleconference. A live audio webcast will be available on Intersections’ Web site at www.intersections.com or www.fulldisclosure.com. Participants are encouraged to go to the selected Web site at least 15 minutes in advance to register, download, and install any necessary audio software. This webcast will be archived and available for replay after the teleconference. Additionally, the call will be available for telephonic replay from 7:00 p.m. Tuesday, February 21, through 11:59 p.m. Thursday, February 23, 2006, at 888.286.8010 (Passcode: 62255350).

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Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.” Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including without limitation the effect of new subscriber additions. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements.

About Intersections Inc.

Intersections Inc. is the leading provider of branded and fully-customized consumer credit management and identity theft prevention, detection and resolution services to the customers of many of North America’s largest financial services companies. By integrating our technology solutions, marketing capabilities, and end-to-end production and fulfillment infrastructure, we assist these companies in meeting the needs of their customers in a secure, efficient and ethical environment. We currently safeguard more than 5 million customers in the U.S. and Canada — including approximately 3.7 million subscribers to our service offerings as well as other consumers who receive special services such as data breach mitigation and identity theft resolution. We receive those customers primarily through our partners, as well as direct-to-consumer through our IDENTITY GUARD(R) and SBGUARDIAN(SM) brands. Additionally, we offer pre-employment background screening through our wholly-owned subsidiary, American Background Information Services, Inc. Learn more about Intersections Inc. at www.intersections.com.

INTERSECTIONS INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(in thousands, except share data)

	2005	2004	2005	2004
Revenue	$ 43,219	$ 35,934	$ 165,171	$ 152,916
Operating expenses:
Marketing	5,025	4,699	19,646	19,328
Commissions	6,479	6,957	26,687	46,719
Cost of revenue	15,174	11,283	57,351	40,093
General and administrative	8,879	6,312	34,518	23,330
Depreciation and amortization	1,826	1,296	6,457	3,991
Impairment of software development	--	--	1,515	--

Total operating expenses	37,383	30,547	146,174	133,461
Income from operations	5,836	5,387	18,997	19,455
Interest income, net	397	196	1,183	56
Other income, net	31	51	37	31
Income before income taxes	6,264	5,634	20,217	19,542
Income tax expense	(2,268)	(3,249)	(7,747)	(8,597)

Net income	$ 3,996	$ 2,385	$ 12,470	$ 10,945

Net income per basic share	$ 0.24	$ 0.14	$ 0.73	$ 0.85
Net income per diluted share	$ 0.23	$ 0.13	$ 0.70	$ 0.64
Weighted average common shares outstanding	16,776	17,171	17,002	12,929
Dilutive effect of common stock equivalents	644	1,293	813	4,588

Weighted average common shares outstanding -
assuming dilution	17,420	18,464	17,815	17,517

INTERSECTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2005	December 31, 2004
	(in thousands)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 17,555	$ 12,027
Short-term investments	34,087	40,171
Accounts receivable, net	14,746	9,970
Prepaid expenses and other current assets	3,071	2,795
Deferred subscription solicitation costs	8,818	9,185
Deferred tax asset	--	490

Total current assets	78,277	74,638
PROPERTY AND EQUIPMENT--Net	20,653	15,821
GOODWILL	16,741	16,314
INTANGIBLE ASSETS	1,325	1,954
OTHER ASSETS	6,191	384

TOTAL ASSETS	$ 123,187	$ 109,111

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 3,863	$ 3,593
Accrued expenses and other current liabilities	8,480	6,051
Accrued payroll and employee benefits	3,094	2,206
Commissions payable	1,966	1,932
Deferred revenue	3,888	3,691
Current obligations under capital leases	1,370	1,181
Deferred tax liability	2,007	--
Income tax payable	1,116	--

Total current liabilities	25,784	18,654

OBLIGATIONS UNDER CAPITAL LEASES--Less current portion	2,797	1,764
OTHER LONG-TERM LIABILITIES	292	117
DEFERRED TAX LIABILITY	1,370	1,449
STOCKHOLDERS' EQUITY:
Common stock	176	173
Deferred compensation	(10)	(30)
Additional paid-in capital	93,367	91,443
Treasury stock, 965,000 shares at cost in 2005	(8,600)	--
Retained earnings (deficit)	8,011	(4,459)

Total stockholders' equity	92,944	87,127

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 123,187	$ 109,111

INTERSECTIONS INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31, 2005	Twelve Months Ended December 31, 2004
	(in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 12,470	$ 10,945
Adjustments to reconcile net income to net cash provided by
operating activities
Depreciation and amortization	6,457	3,991
Loss on disposal of fixed asset	15	--
Compensation expense related to warrants and options	20	20
Tax benefit of stock options excised	784	1,655
Increase in allowance for doubtful accounts	19	--
Non-cash interest expense	--	321
Deferred income tax	2,406	6,530
Amortization of deferred subscription solicitation costs	21,714	21,671
Impairment of software development costs	1,515	--
Changes in assets and liabilities:
Accounts receivable	(4,795)	(561)
Prepaid expenses and other current assets	(294)	(1,089)
Deferred subscription solicitation costs	(21,347)	(21,089)
Other assets	(5,807)	92
Accounts payable	183	816
Accrued expenses and other current liabilities	1,969	(705)
Accrued payroll and employee benefits	888	(111)
Commissions payable	34	(138)
Deferred revenue	197	(555)
Income tax payable	1,116	--
Other long-term liabilities	41	15

Net cash provided by operating activities	17,585	21,808

NET CASH USED IN INVESTING ACTIVITIES:
Acquisition of property and equipment	(10,540)	(9,714)
Purchase of ABI	--	(18,575)
Restricted cash	--	140
Proceeds from sale-leaseback	1,243	--
Investments	6,084	(40,171)

Net cash used in investing activities	(3,213)	(68,320)

NET CASH (USED IN)PROVIDED BY FINANCING ACTIVITIES:
Issuance of new common stock through IPO	--	44,947
Options exercised	1,143	1,798
Repayment of debt assumed in business acquisition	--	(1,451)
Repurchase of treasury stock	(8,600)	--
Capital lease payments	(1,387)	(1,166)
Net cash (used in) provided by financing activities	(8,844)	44,128

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,528	(2,384)
CASH AND CASH EQUIVALENTS--Beginning of period	12,027	14,411

CASH AND CASH EQUIVALENTS--End of period	$ 17,555	$ 12,027

INTERSECTIONS INC.
OTHER DATA
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
		(dollars in thousands)
	2005	2004	2005	2004

Subscribers at beginning of period	3,413,299	2,555,017	2,885,223	2,274,605
New subscribers - indirect	620,776	545,150	2,180,964	1,609,469
New subscribers - direct	149,173	209,036	700,297	805,217
Cancelled subscribers within first 90
days of subscription	188,217	146,069	845,522	586,680
Cancelled subscribers after first 90
days of subscription	335,056	277,911	1,260,987	1,217,388

Subscribers at end of period	3,659,975	2,885,223	3,659,975	2,885,223

Indirect subscribers	67.5%	60.1%	67.5%	60.1%
Direct subscribers	32.5	39.9	32.5	39.9
Subscribers at end of period	100.0%	100.0%	100.0%	100.0%

Total revenue (1)	$43,219	35,934	$152,916	$165,171
Revenue from transactional sales	(4,014)	(1,363)	(16,263)	(3,093)
Revenue from lost/stolen credit card registry	(20)	(20)	(77)	(85)

Subscription revenue	39,185	34,551	149,738	148,831

Marketing and commissions	11,504	11,656	66,047	46,333
Commissions paid on transactional sales	(21)	(27)	(105)	(759)
Commissions paid on lost/stolen credit card
registry	(6)	(2)	(36)	(9)

Marketing and commissions associated with	11,477	11,627	65,279	46,192

subscription revenue
Subscription revenue, net of marketing and
commissions associated with subscription revenue	$27,708	$22,924	$102,639	$84,459
Indirect revenue	51.7%	41.6%	49.0%	40.5%
Direct revenue	48.3	58.4	51.0	59.5

Subscription revenue, net of marketing and
commissions associated with subscription revenue	100.0%	100.0%	100.0%	100.0%

(1)	Total revenue for 2005, including $13.8 million from ABI, was $165.2 million compared to total revenue for 2004 of $152.9 million. As previously disclosed, the reduction in revenue is primarily due to a new marketing agreement with one of our clients which became effective September 1, 2004. Prior to the new agreement, revenue was recognized on a gross basis in the amount billed to the subscriber. Pursuant to the new agreement, we record revenue based on the amount billed to the client not the amount billed to the subscriber. These revised terms and the corresponding change in revenue recognition for this agreement will also reduce our expenses as a percentage of revenue. This decrease is partially offset by the inclusion of a full year of revenue from ABI in 2005, versus partial year revenue from ABI as a result of the purchase on November 12, 2004.

Contact:

Intersections Inc.
John Casey
(703) 488-6100
intxinvestorrelations@intersections.com>